BWX Technologies Announces Second Quarter 2016 Results
- GAAP EPS of $0.55, Non-GAAP EPS of $0.44 (38% Growth Over the Prior Year Period)
- Consolidated Revenue Growth of 13% Over the Prior Year Period
- Awarded Steam Generator Design and Supply Contract from Bruce Power
- Increasing 2016 Non-GAAP EPS Guidance Range to Between $1.57 and $1.67

Lynchburg, VA - August 8, 2016 - BWX Technologies, Inc. (NYSE: BWXT) ("BWXT" or the "Company") today reported second quarter 2016 revenues of $402.4 million compared to $357.1 million in the second quarter of 2015, representing about 13% revenue growth. GAAP earnings per share (EPS) from continuing operations for the second quarter of 2016 were $0.55 compared to $0.00 in the second quarter of 2015. Non-GAAP EPS from continuing operations were $0.44 compared to $0.32 in the second quarter of 2015. GAAP results include a $0.10 EPS benefit related to a favorable litigation ruling, which is further detailed in Exhibit 1. Unless stated otherwise, the results of operations discussed in this release are on a continuing operations basis and exclude the results of operations from our former Power Generation business, which are included as part of discontinued operations in the attached financial statements.

"BWXT continued to achieve impressive EPS growth in the second quarter due to strong operating income growth from our Nuclear Energy and Nuclear Operations segments," said Mr. John A. Fees, Executive Chairman. "We achieved the highest quarterly bookings in the history of the business due to awards for a record amount of component work for the Navy and highly enriched uranium downblending in our Nuclear Operations business, as well as an award for a steam generator design and build contract from Bruce Power in our Nuclear Energy business. Our Nuclear Operations business revenue was driven higher by favorable timing of long-lead material which resulted in the business's highest second quarter revenue in three years. Nuclear Energy's strong second quarter results reflect the increased volume in our services business as well as the realization of our cost-improvement initiatives. Service volume is expected to drop significantly during the second half of the year due to lower planned outage work for the rest of 2016 but the strong first half results positioned us well to deliver on our 10% adjusted operating income margin goal for the year, which is expected to be a normalized operating income margin for this business going forward. Meanwhile, we continue to return capital to our shareholders through our share repurchase plan and our quarterly dividend."
Second Quarter 2016 Results of Operations
The Company’s consolidated GAAP operating income for the second quarter of 2016 was $88.5 million compared to $11.6 million in the second quarter of 2015. The Company's GAAP operating income results include a $16.1 million benefit related to a favorable litigation ruling. Consolidated non-GAAP operating income for the second quarter increased approximately 32% to $72.4 million compared to non-GAAP operating income of $54.7 million in the prior year period. The increase in non-GAAP operating income was driven by operating income growth in our Nuclear Energy and Nuclear Operations segments as well as reduced mPower small modular reactor and corporate costs.

Nuclear Operations segment revenues increased approximately 12% to $325.7 million in the second quarter of 2016 compared to $291.8 million in the same quarter of 2015 due to favorable timing of long-lead material into the second quarter. Nuclear Operations operating income increased approximately 5% to $64.4 million in the second quarter of 2016 compared to $61.1 million in the prior year period, primarily due to the revenue growth from long-lead material.

Technical Services segment revenues reached $23.1 million in the second quarter of 2016 compared to $21.6 million in the same quarter of 2015, primarily due to higher activity at our Naval Reactor decommissioning and decontamination project. Technical Services operating income decreased to $4.6 million in the second quarter of 2016 from $5.5 million in the prior year period, due to the timing of our proposal activities leading to an increase in business development costs, which was partially offset by an increase in equity income at several of our sites.

Revenues from our Nuclear Energy segment were $54.2 million in the second quarter of 2016 compared to $45.5 million in the prior year period, representing around 19% revenue growth. The growth was primarily due to an increase in outage and inspection work as well as higher volume in the equipment business related to various steam generator projects. Nuclear Energy reported GAAP operating income of $26.5 million and non-GAAP operating income of $10.4 million in the second quarter of 2016 compared to $2.4 million in the prior year period. Non-GAAP operating income excludes the $16.1 million benefit from a favorable litigation ruling. The non-GAAP operating income growth was driven by the higher volume in the services and equipment businesses as well as lower fixed costs related to our margin improvement initiatives completed in 2015.

"We are pleased with the results we’ve made across all our segments during the first half of the year," said Mr. Fees. "Our Nuclear Operations business has a record amount of backlog heading into the third quarter and we expect the business to continue to deliver strong results during the second half of the year. Furthermore, we are excited about the near-term organic growth opportunities available from the Ohio Replacement Class and missile tube work. Our Nuclear Energy segment has delivered impressive first half results and while the lower planned service work is expected to result in lower second half results, we are excited about the long-term prospects for growth in the Nuclear Energy business. The recent award from Bruce Power is the first of several steam generator projects we expect to perform for Bruce Power as part of their refurbishment efforts. We have supplied all the steam generators installed at the Bruce Nuclear Generating Station and we are pleased to continue this relationship. Lastly, the Technical Services segment remains focused on improving operational performance and growth through our strong pipeline of opportunities in the near-term."
Liquidity and Debt
The Company had net cash from operating activities of $80.9 million in the second quarter of 2016 compared with net cash from operating activities of $78.2 million, inclusive of cash flows of our former Power Generation business, in the second quarter of 2015. At the end of the second quarter, the Company’s cash and investments position, net of restricted cash, was $119.4 million.

As of June 30, 2016, outstanding balances under our credit facility included a $292.5 million term loan and letters of credit issued under the facility totaling $111.6 million, resulting in $288.4 million of remaining availability under our credit facility. This excludes the additional $250 million accordion provision available to us for term loan, revolving credit borrowings and letter of credit commitments.

Share Repurchases
During the second quarter of 2016, the Company repurchased 960,842 shares of its common stock at a cost of $32.5 million.  Through the end of the second quarter, the Company has repurchased 2.6 million shares of its common stock at a cost of $82 million this year.  As of June 30, 2016, there was $253.4 million remaining under our current $300 million share repurchase authorization that expires on February 26, 2018.  The Company is looking at options to accelerate our share repurchase rate to fully utilize the remaining capacity.
Quarterly Dividend
On August 5, 2016, our Board of Directors declared a quarterly cash dividend of $0.09 per common share. The dividend will be payable on September 9, 2016, to shareholders of record on August 22, 2016.
Full Year 2016 Outlook
Due to the impressive results during the first half of the year, we are increasing our non-GAAP EPS guidance range to be between $1.57 and $1.67 for the full year 2016. The increase is driven by higher than expected operating income in the Nuclear Operations business due to favorable timing of long-lead material and contract improvements. Non-GAAP earnings per share exclude certain net gains recognized in the first and second quarter, which are detailed in Exhibit 1, and any mark-to-market adjustments for pension and post-retirement benefits recognized during 2016.

In addition to providing updated non-GAAP EPS guidance, we are providing the following clarifications to our previously released guidance for 2016:

•	Consolidated revenues are now expected to be between $1.45 billion and $1.5 billion due to higher revenue in the Nuclear Operations business.

•
Nuclear Operations revenues are expected to be at the higher end of the levels we have recorded over the last three years. We are maintaining our guidance for an expected operating margin in the high teens with some potential for upside.

•	We reaffirm Technical Services operating profit will be between $15 and $20 million since business development costs are expected to be higher in the second half of the year.

•
We reaffirm Nuclear Energy revenue in the $160 to $190 million range with a full year adjusted operating margin around 10%. We are maintaining guidance for Nuclear Energy since the business benefited from significantly higher service volume in the first half of the year and is expected to break even in the second half of the year.

•	All other guidance remains the same.
Conference Call to Discuss Second Quarter 2016 Results
Date:            Tuesday, August 9, 2016, at 8:30 a.m. EST
Live Webcast:    Investor Relations section of website at www.bwxt.com

Forward-Looking Statements
BWXT cautions that this release contains forward-looking statements, including, without limitation, statements relating to bookings and backlog, to the extent they may be viewed as an indicator of future revenues, expected performance and projects in our operating segments, as well as our outlook and guidance for 2016. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, adverse changes in Federal appropriations to government programs in which we participate; our ability to execute contracts in backlog; adverse changes in the industries in which we operate and delays, changes or termination of contracts in backlog. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see BWXT’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Form 10-Q. BWXT cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.
About BWXT
BWX Technologies, Inc. is a leading supplier of nuclear components and fuel to the U.S. government; provides technical, management and site services to support governments in the operation of complex facilities and environmental remediation activities; and supplies precision manufactured components and services for the commercial nuclear power industry. BWXT has approximately 5,400 employees and significant operations in Lynchburg, Va.; Erwin, Tenn.; Mount Vernon, Ind.; Euclid, Ohio; Barberton, Ohio; and Cambridge, Ontario, as well as more than a dozen U.S. Department of Energy sites around the country. A company overview presentation, which will be presented at investor conferences and meetings throughout this quarter, is available on the Investor Relations section of our website. For additional information please visit our website at www.bwxt.com.

Investor Contact:		Media Contact:
Alan Nethery		Jud Simmons
Vice President, Investor Relations		Communications Director
980-365-4300	Investors@bwxt.com	434-522-6462	hjsimmons@bwxt.com

EXHIBIT 1

BWX TECHNOLOGIES, INC.
RECONCILIATION OF NON-GAAP OPERATING INCOME AND EARNINGS PER SHARE(1)(2)(3)

	Three Months Ended June 30, 2016
	GAAP	Litigation	Impairment (Gains) / Charges	Non-GAAP

Operating Income	$88.5	$(16.1)	$—	$72.4
Other Income / (Expense)	(0.5)	—	(0.8)	(1.2)
Income Tax (Expense) / Benefit	(30.4)	5.5	0.3	(24.6)
Net Income (Loss)	57.6	(10.6)	(0.4)	46.6
Net (Income) Loss Attributable to Non-Controlling Interest	(0.1)	—	—	(0.1)
Net Income (Loss) Attributable to BWXT	$57.5	$(10.6)	$(0.4)	$46.5

Diluted Shares Outstanding	104.8			104.8
Diluted Earnings per Common Share	$0.55	$(0.10)	$0.00	$0.44

Tax Rate	34.5%			34.5%

	Three Months Ended June 30, 2015
	GAAP	Pension & OPEB MTM (Gain) / Loss	Spin / Other Restructuring	One-Time Tax (Benefit) / Charges	Non-GAAP

Operating Income	$11.6	$2.2	$40.9	$—	$54.7
Other Income / (Expense)	(3.0)	—	—	—	(3.0)
Income Tax (Expense) / Benefit	(9.0)	(0.7)	(11.6)	3.5	(17.8)
Net Income (Loss)	(0.4)	1.4	29.3	3.5	33.8
Net Loss Attributable to Non-Controlling Interest	0.2	—	—	—	0.2
Net Income (Loss) Attributable to BWXT	$(0.2)	$1.4	$29.3	$3.5	$34.1

Diluted Shares Outstanding (4)	107.1				107.6
Diluted Earnings per Common Share	$0.00	$0.01	$0.27	$0.03	$0.32

Tax Rate	104.7%				34.5%

(1)	May not foot due to rounding.
(2)
BWXT is providing non-GAAP information regarding certain of its historical results and guidance on future earnings per share to supplement the results provided in accordance with GAAP and it should not be considered superior to, or as a substitute for, the comparable GAAP measures. BWXT believes the non-GAAP measures provide meaningful insight into the Company’s operational performance and provides these measures to investors to help facilitate comparisons of operating results with prior periods and to assist them in understanding BWXT's ongoing operations.

(3)
BWXT has not included a reconciliation of provided non-GAAP guidance to the comparable GAAP measures due to the difficulty of estimating any mark-to-market adjustments for pension and post-retirement benefits, which are determined at the end of the year.

(4)
For the three months ended June 30, 2015, basic shares outstanding were used to calculate the GAAP EPS since BWXT had a net loss for the quarter. Diluted shares outstanding were used to calculate the non-GAAP EPS.

EXHIBIT 1 (continued)

BWX TECHNOLOGIES, INC.
RECONCILIATION OF NON-GAAP OPERATING INCOME AND EARNINGS PER SHARE(1)(2)(3)

	Six Months Ended June 30, 2016
	GAAP	Performance Guarantees Release	mPower Deconsolidation	Framework Agreement & Litigation	Impairment (Gains) / Charges	Non-GAAP

Operating Income	$131.1	$—	$—	$13.9	$—	$145.0
Other Income / (Expense)	22.0	(9.3)	(13.6)	—	(1.2)	(2.1)
Income Tax (Expense) / Benefit	(46.6)	3.4	—	(5.6)	(0.5)	(49.3)
Net Income (Loss)	106.5	(5.9)	(13.6)	8.3	(1.7)	93.7
Net (Income) Loss Attributable to Non-Controlling Interest	(0.2)	—	—	—	—	(0.2)
Net Income (Loss) Attributable to BWXT	$106.3	$(5.9)	$(13.6)	$8.3	$(1.7)	$93.4

Diluted Shares Outstanding	105.3					105.3
Diluted Earnings per Common Share	$1.01	$(0.06)	$(0.13)	$0.08	$(0.02)	$0.89

Tax Rate	30.4%					34.5%

	Six Months Ended June 30, 2015
	GAAP	Pension & OPEB MTM (Gain) / Loss	Spin / Other Restructuring	One-Time Tax (Benefit) / Charges	Non-GAAP

Operating Income	$65.4	$2.2	$42.6	$—	$110.1
Other Income / (Expense)	(6.6)	—	—	—	(6.6)
Income Tax (Expense) / Benefit	(25.2)	(0.7)	(12.2)	3.5	(34.6)
Net Income (Loss)	33.6	1.4	30.4	3.5	68.9
Net Loss Attributable to Non-Controlling Interest	0.5	—	—	—	0.5
Net Income (Loss) Attributable to BWXT	$34.1	$1.4	$30.4	$3.5	$69.4

Diluted Shares Outstanding	107.4				107.4
Diluted Earnings per Common Share	$0.32	$0.01	$0.28	$0.03	$0.65

Tax Rate	42.9%				33.4%

(1)	May not foot due to rounding.
(2)
BWXT is providing non-GAAP information regarding certain of its historical results and guidance on future earnings per share to supplement the results provided in accordance with GAAP and it should not be considered superior to, or as a substitute for, the comparable GAAP measures. BWXT believes the non-GAAP measures provide meaningful insight into the Company’s operational performance and provides these measures to investors to help facilitate comparisons of operating results with prior periods and to assist them in understanding BWXT's ongoing operations.

(3)
BWXT has not included a reconciliation of provided non-GAAP guidance to the comparable GAAP measures due to the difficulty of estimating any mark-to-market adjustments for pension and post-retirement benefits, which are determined at the end of the year.

BWX TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30, 2016	December 31, 2015
	(Unaudited) (In thousands)
Current Assets:
Cash and cash equivalents	$97,802	$154,729
Restricted cash and cash equivalents	5,162	15,364
Investments	14,881	3,476
Accounts receivable - trade, net	133,434	153,326
Accounts receivable - other	22,897	22,444
Contracts in progress	358,172	265,770
Other current assets	32,423	32,185
Total Current Assets	664,771	647,294
Property, Plant and Equipment	867,167	846,936
Less accumulated depreciation	604,175	578,092
Net Property, Plant and Equipment	262,992	268,844
Investments	6,745	6,070
Goodwill	168,722	168,434
Deferred Income Taxes	176,328	181,359
Investments in Unconsolidated Affiliates	45,882	32,088
Intangible Assets	57,378	58,328
Other Assets	18,525	12,981
TOTAL	$1,401,343	$1,375,398

BWX TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
LIABILITIES AND STOCKHOLDERS’ EQUITY

	June 30, 2016	December 31, 2015
	(Unaudited) (In thousands, except share and per share amounts)
Current Liabilities:
Notes payable and current maturities of long-term debt	$15,000	$15,000
Accounts payable	83,561	74,130
Accrued employee benefits	54,288	67,603
Accrued liabilities – other	68,609	44,947
Advance billings on contracts	153,126	138,558
Accrued warranty expense	12,919	13,542
Total Current Liabilities	387,503	353,780
Long-Term Debt	271,509	278,259
Accumulated Postretirement Benefit Obligation	20,872	20,418
Environmental Liabilities	61,660	60,239
Pension Liability	347,500	358,512
Other Liabilities	19,853	24,555
Commitments and Contingencies
Stockholders’ Equity:
Common stock, par value $0.01 per share, authorized 325,000,000 shares; issued 123,875,584 and 122,813,135 shares at June 30, 2016 and December 31, 2015, respectively	1,239	1,228
Preferred stock, par value $0.01 per share, authorized 75,000,000 shares; No shares issued	—	—
Capital in excess of par value	49,384	22,732
Retained earnings	826,737	739,350
Treasury stock at cost, 20,390,172 and 17,515,757 shares at June 30, 2016 and December 31, 2015, respectively	(589,771)	(498,346)
Accumulated other comprehensive income	4,538	752
Stockholders’ Equity – BWX Technologies, Inc.	292,127	265,716
Noncontrolling interest	319	13,919
Total Stockholders’ Equity	292,446	279,635
TOTAL	$1,401,343	$1,375,398

BWX TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited) (In thousands, except share and per share amounts)
Revenues	$402,382	$357,135	$767,208	$692,622
Costs and Expenses:
Cost of operations	265,076	249,489	513,886	477,127
Research and development costs	1,566	3,653	3,297	7,481
Gains on asset disposals and impairments, net	(50)	—	(50)	(3)
Selling, general and administrative expenses	52,040	54,760	97,249	105,186
mPower framework agreement	—	—	30,000	—
Special charges for restructuring activities	—	16,460	—	16,608
Costs to spin-off the Power Generation business	—	24,470	—	25,987
Total Costs and Expenses	318,632	348,832	644,382	632,386
Equity in Income of Investees	4,708	3,282	8,241	5,134
Operating Income	88,458	11,585	131,067	65,370
Other Income (Expense):
Interest income	267	170	405	234
Interest expense	(1,583)	(3,300)	(3,277)	(5,561)
Other – net	820	120	24,891	(1,284)
Total Other Income (Expense)	(496)	(3,010)	22,019	(6,611)
Income from continuing operations before provision for income taxes and noncontrolling interest	87,962	8,575	153,086	58,759
Provision for Income Taxes	30,360	8,982	46,590	25,200
Income (loss) from continuing operations before noncontrolling interest	57,602	(407)	106,496	33,559
Income (loss) from discontinued operations, net of tax	—	(16,912)	—	(5,837)
Net Income (Loss)	$57,602	$(17,319)	$106,496	$27,722
Net (Income) Loss Attributable to Noncontrolling Interest	(125)	172	(228)	388
Net Income (Loss) Attributable to BWX Technologies, Inc.	$57,477	$(17,147)	$106,268	$28,110
Amounts Attributable to BWX Technologies, Inc.’s Common Shareholders:
Income (loss) from continuing operations, net of tax	$57,477	$(181)	$106,268	$34,053
Income (loss) from discontinued operations, net of tax	—	(16,966)	—	(5,943)
Net Income (Loss) Attributable to BWX Technologies, Inc.	$57,477	$(17,147)	$106,268	$28,110
Earnings per Common Share:
Basic:
Income (loss) from continuing operations	$0.56	$0.00	$1.02	$0.32
Income (loss) from discontinued operations	—	(0.16)	—	(0.06)
Net Income (Loss) Attributable to BWX Technologies, Inc.	$0.56	$(0.16)	$1.02	$0.26
Diluted:
Income (loss) from continuing operations	$0.55	$0.00	$1.01	$0.32
Income (loss) from discontinued operations	—	(0.16)	—	(0.06)
Net Income (Loss) Attributable to BWX Technologies, Inc.	$0.55	$(0.16)	$1.01	$0.26
Shares used in the computation of earnings per share:
Basic	103,527,603	107,120,149	103,945,872	106,948,033
Diluted	104,819,028	107,120,149	105,290,974	107,359,947

BWX TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2016	2015
	(Unaudited) (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$106,496	$27,722
Non-cash items included in net income from continuing operations:
Depreciation and amortization	24,669	51,715
Income of investees, net of dividends	(3,413)	1,306
(Gains) losses on asset disposals and impairments, net	(50)	26,441
Gain on deconsolidation of Generation mPower LLC	(13,571)	—
Recognition of losses for pension and postretirement plans	813	3,179
Stock-based compensation expense	6,030	22,444
Excess tax benefits from stock-based compensation	(1,735)	22
Changes in assets and liabilities:
Accounts receivable	22,662	46,890
Accounts payable	10,285	(17,710)
Contracts in progress and advance billings on contracts	(76,044)	(4,110)
Income taxes	14,917	(35,953)
Accrued and other current liabilities	8,463	8,664
Pension liability, accrued postretirement benefit obligation and employee benefits	(29,016)	(45,692)
Other, net	(7,864)	(1,645)
NET CASH PROVIDED BY OPERATING ACTIVITIES	62,642	83,273
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash and cash equivalents	10,202	3,500
Purchases of property, plant and equipment	(18,479)	(40,601)
Purchases of securities	(15,467)	(8,197)
Sales and maturities of securities	5,305	2,016
Proceeds from asset disposals	50	60
Investment in equity method investees	(10,493)	—
NET CASH USED IN INVESTING ACTIVITIES	(28,882)	(43,222)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under the Credit Agreement	—	33,750
Repayments under Credit Agreement	(7,500)	(3,750)
Payment of debt issuance costs	—	(5,023)
Repurchase of common shares	(81,466)	—
Dividends paid to common shareholders	(19,024)	(21,549)
Exercise of stock options	14,957	3,229
Excess tax benefits from stock-based compensation	1,735	(22)
Cash divested in connection with spin-off of Power Generation business	—	(307,562)
Other	(257)	(232)
NET CASH USED IN FINANCING ACTIVITIES	(91,555)	(301,159)
EFFECTS OF EXCHANGE RATE CHANGES ON CASH	868	(4,951)
TOTAL DECREASE IN CASH AND CASH EQUIVALENTS	(56,927)	(266,059)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	154,729	312,969
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$97,802	$46,910
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$2,786	$4,322
Income taxes (net of refunds)	$32,939	$58,397
SCHEDULE OF NON-CASH INVESTING ACTIVITY:
Accrued capital expenditures included in accounts payable	$4,980	$3,182

BWX TECHNOLOGIES, INC.
BUSINESS SEGMENT INFORMATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited) (In thousands)
REVENUES:
Nuclear Operations	$325,660	$291,751	$620,915	$576,189
Technical Services	23,135	21,589	45,660	40,173
Nuclear Energy	54,194	45,466	101,508	78,423
Adjustments and Eliminations	(607)	(1,671)	(875)	(2,163)
TOTAL	$402,382	$357,135	$767,208	$692,622

SEGMENT INCOME:
Nuclear Operations	$64,407	$61,145	$129,349	$129,157
Technical Services	4,621	5,490	9,992	7,135
Nuclear Energy	26,458	2,364	33,844	(1,304)
Other	(1,271)	(4,490)	(3,161)	(9,658)
SUBTOTAL	94,215	64,509	170,024	125,330
Unallocated Corporate	(5,757)	(9,833)	(8,957)	(15,204)
mPower Framework Agreement	—	—	(30,000)	—
Special Charges for Restructuring Activities	—	(16,460)	—	(16,608)
Cost to Spin-Off Power Generation Business	—	(24,470)	—	(25,987)
Mark to Market Adjustment	—	(2,161)	—	(2,161)
TOTAL	$88,458	$11,585	$131,067	$65,370

DEPRECIATION AND AMORTIZATION:
Nuclear Operations	$9,122	$9,426	$17,458	$19,228
Technical Services	4	0	8	1
Nuclear Energy	1,639	1,760	3,218	3,394
Other	—	275	—	550
Corporate	1,999	3,686	3,985	7,084
TOTAL	$12,764	$15,147	$24,669	$30,257

CAPITAL EXPENDITURES:
Nuclear Operations	$5,720	$6,343	$13,361	$15,952
Technical Services	—	—	—	—
Nuclear Energy	1,636	686	3,090	2,654
Other	—	—	—	—
Corporate	1,041	6,535	2,028	10,761
TOTAL	$8,397	$13,564	$18,479	$29,367

BWX TECHNOLOGIES, INC.
BUSINESS SEGMENT INFORMATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited) (In thousands)
BACKLOG:
Nuclear Operations	$3,247,817	$2,598,842	$3,247,817	$2,598,842
Technical Services	19,545	12,701	19,545	12,701
Nuclear Energy	405,364	380,549	405,364	380,549
TOTAL	$3,672,726	$2,992,092	$3,672,726	$2,992,092

BOOKINGS:
Nuclear Operations	$1,475,546	$42,998	$1,556,494	$394,790
Technical Services	22,174	12,839	60,643	50,170
Nuclear Energy	114,531	189,898	172,510	193,951
TOTAL	$1,612,251	$245,735	$1,789,647	$638,911